Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

QUEST DIAGNOSTICS INCORPORATED

Quest Diagnostics Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.    The Restated Certificate of Incorporation of the Corporation is hereby amended by amending Paragraph 7 to read in its entirety as follows:

“7.     Special Stockholder Meetings. Except as otherwise required by law, special meetings of the stockholders shall be called only by (a) the Board of Directors or (b) the Secretary, but only upon the written request of a stockholder or group of stockholders of record of the Corporation who own, as of the Stockholder Meeting Request Record Date (as defined below), at least fifteen percent (15%) in the aggregate of the Common Stock issued, outstanding and entitled to vote, who have owned that amount in a net long position continuously for at least one year, and who have complied in full with all of the requirements set forth in this Paragraph 7 and the Amended and Restated By-Laws of the Corporation (as amended and/or restated from time to time, the “Bylaws”) (such request, a “Stockholder Meeting Request”). The record date for determining stockholders entitled to make a Stockholder Meeting Request shall be requested pursuant to a notice given in writing by a stockholder of record by delivery to the Secretary at the Corporation’s principal executive offices (which notice shall comply in all respects with this Paragraph 7 and the Bylaws) and fixed by the Board of Directors as set forth in the Bylaws (the “Stockholder Meeting Request Record Date”). Any disposition by a requesting party (as defined below) after the date of the Stockholder Meeting Request or after a request to fix a Stockholder Meeting Request Record Date, as the case may be, of any shares of Common Stock (or, in the case of a stockholder making a Stockholder Meeting Request or a request to fix a Stockholder Meeting Request Record Date on behalf of the beneficial owner of shares, any disposition by such beneficial owner of beneficial ownership of such shares) shall be deemed a revocation of the Stockholder Meeting Request and any request to fix a Stockholder Meeting Request Record Date, as the case may be, with respect to such shares.

For the purposes of this Paragraph 7, “net long position” shall be determined with respect to each stockholder making a Stockholder Meeting Request and each beneficial owner, if any, who is directing such stockholder to act on such owner’s behalf (each stockholder and owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”), provided that (x) for purposes of such definition, in determining such requesting party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be deemed to be the Stockholder Meeting Request Record Date, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be deemed to refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such Stockholder Meeting Request Record Date (or, if such date is not a trading day, the next succeeding trading day) and

(y) the net long position of such requesting party shall be reduced by the number of shares as to which the Board of Directors determines that such requesting party does not, or will not, have the right to vote or direct the vote as of the Stockholder Meeting Request Record Date or as of the record date for determining stockholders entitled to vote at the special meeting to be called pursuant to the Stockholder Meeting Request, or as to which the Board of Directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Whenever this Paragraph 7 or Paragraph 8 of this Certificate of Incorporation or any provision of the Bylaws requires one or more persons (including a record or beneficial owner of capital stock of the Corporation) to give or deliver any notice, request, consent (including any Consent (as defined below)), revocation, or any other documents or materials (the “Documents”) to the Corporation or any of its officers, directors, employees or agents, unless the Corporation consents or requests otherwise, such Documents shall be in writing and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and not by electronic transmission or any other means. The Corporation shall not be required to accept delivery of any Document given by a stockholder or beneficial owner of capital stock of the Corporation pursuant to Paragraph 7 or Paragraph 8 or any provision of the Bylaws that is not (x) in written form and (y) delivered in accordance with the immediately preceding sentence. For the avoidance of doubt, with respect to any Document given by any such stockholder or beneficial owner to the Corporation pursuant to this Paragraph 7 or Paragraph 8 of this Certificate of Incorporation or any provision of the Bylaws, the Corporation expressly opts out of Section 116 of the General Corporation Law of the State of Delaware to the fullest extent permitted by law.”

2.    The Restated Certificate of Incorporation of the Corporation is hereby amended by amending Paragraph 8 to read in its entirety as follows:

“8.    Action by Written Consent. (a) Any action that is required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting and without a vote if a Consent or Consents setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner required by Section 228 of the General Corporation Law of the State of Delaware and this Certificate of Incorporation (each such consent, a “Consent”); provided, however, that no such action of stockholders in lieu of a meeting may be taken or authorized except in accordance with this Certificate of Incorporation, the Bylaws, and applicable law.

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(b)       In order for stockholders to authorize or take corporate action by consent in lieu of a meeting, a stockholder of record seeking to have stockholders authorize or take such action (a “Written Consent Requesting Stockholder”) shall deliver to the Secretary of the Corporation at its principal executive offices a written request containing the information required by this Paragraph 8 and the Bylaws (such request, a “Written Consent Request”). Stockholders shall not be entitled to authorize or take corporate action in lieu of a meeting unless the Corporation shall have first received Written Consent Requests from a stockholder or group of stockholders of record of the Corporation who own, as of the close of business on the date the first Written Consent Request is delivered to the Corporation (the “Written Consent Request Record Date”), at least fifteen percent (15%) in the aggregate of Common Stock issued, outstanding and entitled to vote and who have owned that position in a net long position continuously for at least one year (the “Requisite Percent”) in accordance with this Paragraph 8 and all other conditions and requirements under this Paragraph 8 and the Bylaws shall have been fully satisfied or complied with. For purposes of this Paragraph 8, “net long position” shall be determined with respect to each Written Consent Requesting Stockholder (and each beneficial owner, if any, who is directing such stockholder to act on such owner’s behalf in accordance with the definition thereof set forth in Rule 14e-4 under the Exchange Act; provided that (x) for purposes of such definition, in determining such Written Consent Requesting Stockholder’s (or beneficial owner’s) “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be deemed to be the Written Consent Request Record Date, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall be deemed to refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such Written Consent Request Record Date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such Written Consent Requesting Stockholder (or such beneficial owner) shall be reduced by the number of shares as to which the Board of Directors determines that such Written Consent Requesting Stockholder (or such beneficial owner) does not, or will not, have the right to vote or direct the vote as of the Written Consent Request Record Date or the Written Consent Record Date (as defined below), or as to which the Board of Directors determines that such Written Consent Requesting Stockholder (or such beneficial owner) has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares. Following the date on which the Corporation shall have received Written Consent Request(s) representing the Requisite Percent in accordance herewith (the “Written Consent Request Effective Time”), the Board of Directors shall, by the later of (i) twenty (20) days after the Written Consent Request Effective Time and

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(ii) five (5) days after delivery to the Corporation by any Written Consent Requesting Stockholder of any information requested by the Corporation to determine the validity of such Written Consent Request(s) (the later of the dates in the immediately preceding clauses (i) and (ii), the “Determination Outside Date”), determine the validity of such Written Consent Request(s) (including whether such Written Consent Requests were delivered in accordance with this Certificate of Incorporation and whether the proposed action is a proper matter for stockholder action under this Certificate of Incorporation) and, if appropriate, adopt a resolution fixing the record date for determining stockholders entitled to consent to the action(s) set forth in such Written Consent Request(s) (the “Written Consent Record Date”) (unless the Board of Directors shall have previously fixed such a Written Consent Record Date). The Written Consent Record Date shall be no more than ten (10) days after the date upon which the resolution fixing such record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the Board of Directors determines that Written Consent Requests from Written Consent Requesting Stockholders representing the Requisite Percent have been validly delivered in accordance with this Certificate of Incorporation and relate to an action that may be effected by consent in lieu of a meeting pursuant to this Certificate of Incorporation, or if no such determination shall have been made by the Determination Outside Date, and in either event no Written Consent Record Date has been fixed by the Board of Directors, the Written Consent Record Date shall be the first date following the Determination Outside Date on which a signed Consent relating to the action taken or proposed to be taken by consent of stockholders in lieu of a meeting pursuant to the Written Consent Request is delivered to the Corporation in accordance with paragraph (g) of this Paragraph 8 and applicable law.

(c)       Each Written Consent Requesting Stockholder shall include with his, her or its Written Consent Request written evidence reasonably satisfactory to the Corporation of his, her or its ownership of shares of Common Stock as of the Written Consent Request Record Date and continuous net long position as required by paragraph (b) of this Paragraph 8 (provided, however, that if any Written Consent Requesting Stockholder is not the beneficial owner of the shares as to which any Written Consent Request is made, then such Written Consent Request must also include documentary evidence reasonably satisfactory to the Corporation as to such ownership by the beneficial owner on whose behalf such request is made). Each Written Consent Requesting Stockholder (or the beneficial owner, if any, on whose behalf a Written Consent Request is made) must include with his, her or its Written Consent Request an agreement by such Written Consent Requesting Stockholder (or the beneficial owner, if any, on whose behalf a Written Consent Request is made) to solicit Consents in accordance with paragraph (e) of this Paragraph 8; provided that an agreement by one such Written Consent Requesting Stockholder (or beneficial owner) shall be deemed to constitute such agreement on the part of all such Written Consent Requesting Stockholders. Each Written Consent Request must describe the action proposed to be taken by consent of stockholders in lieu of a meeting and contain all such information and representations, to the extent applicable, with respect to each Written Consent Requesting Stockholder (and each beneficial owner, if any, on whose behalf a Written Consent Request is made) and the proposed action of stockholders by consent in lieu of a meeting as would be required by the Bylaws to present any item of business (other than the election of directors) before a meeting of stockholders, as applicable, including, without limitation, a detailed summary of the proposed action to be taken

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(including the text of any resolutions to be adopted by written consent of stockholders and, if any resolution proposes to amend the Bylaws, the exact language of any such proposed amendment). The Corporation may require each Written Consent Requesting Stockholder to furnish such other information as may be requested by the Corporation to determine the validity of any Written Consent Request and whether any proposed action set forth in the Written Consent Request may be effected by consent of stockholders in lieu of a meeting under paragraph (d) of this Paragraph 8. In connection with an action or actions proposed to be taken by consent of stockholders in lieu of a meeting in accordance with this Paragraph 8 and applicable law, each Written Consent Requesting Stockholder shall further update and supplement the information previously provided to the Corporation in connection therewith so that it is true and correct (i) as of the Written Consent Record Date and (ii) as of each tenth day thereafter until the earlier of the date each action is duly adopted and the Consent Termination Date (as defined below), with such updated or supplemental information being delivered to the Secretary of the Corporation at its principal executive office in the manner required in this Paragraph 8 within five (5) business days after the date as of which the information is required to be updated or supplemented.

Any Written Consent Requesting Stockholder may revoke his, her or its Written Consent Request at any time by written revocation delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a Written Consent Requesting Stockholder of any shares of capital stock of the Corporation entitled to consent to the action to which a Written Consent Request relates (or, in the case of a Written Consent Requesting Stockholder that has submitted a Written Consent Request on behalf of the beneficial owner of shares, a disposition by such beneficial owner of beneficial ownership of such shares) after the date of the Written Consent Request shall be deemed a revocation of his, her or its Written Consent Request with respect to such shares. If, at any time after the Written Consent Request Effective Time and before the Written Consent Certification Date (as defined below), the Written Consent Request(s) represent in the aggregate less than the Requisite Percent due to any revocation of a Written Consent Request or any deemed revocation of shares of Common Stock with respect to any such request, no Written Consent Record Date shall be fixed (and any Written Consent Record Date theretofore fixed shall be cancelled), and no action by consent of stockholders in lieu of a meeting as provided in such Written Consent Request(s) shall be taken pursuant thereto. In determining whether Written Consent Request(s) have been delivered by Written Consent Requesting Stockholders representing in the aggregate the Requisite Percent in accordance with this Paragraph 8, multiple Written Consent Requests delivered to the Secretary will be considered together only if each such Written Consent Request (x) identifies substantially the same purpose or purposes of the action proposed to be taken by consent of stockholders and substantially the same matters proposed to be taken by written consent of stockholders, as determined by the Board of Directors (which, if such purpose is the removal of one or more directors, will mean that each Written Consent Request includes an identical list of directors proposed to be removed by the action by consent of stockholders in lieu of a meeting that is the subject of the request), and (y) has been dated and delivered to the Secretary as provided herein on the Written Consent Request Record Date or within thirty (30) days thereafter.

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(d)       Stockholders shall not be entitled to act by consent in lieu of a meeting if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the Written Consent Request Effective Time occurs during the period commencing one hundred twenty (120) days prior to the first anniversary of the annual meeting of stockholders for the immediately preceding annual meeting and ending on the thirtieth (30th) calendar day after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors, a “Similar Item”) was presented at any meeting of stockholders of the Corporation held not more than twelve (12) months before the Written Consent Request Record Date in respect of any Written Consent Request (provided that, for purposes of this clause (iii), an election of directors at any such meeting shall not be deemed to be a Similar Item with respect to any proposal to remove one or more directors), (iv) the action relates to a removal of directors occurring at any time within ninety (90) days after any meeting of stockholders for the election of directors, (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that has been called by the Written Consent Request Record Date in respect of a Written Consent Request but has not yet been held or that is called for a date within ninety (90) days after the Written Consent Request Effective Time, (vi) the Board of Directors calls an annual or special meeting of stockholders for purposes of presenting a Similar Item or solicits action by written consent of stockholders of a Similar Item pursuant to paragraph (i) of this Paragraph 8 or (vii) the Written Consent Request(s) otherwise giving rise to a Written Consent Request Effective Time were made in a manner that either did not comply with this Certificate of Incorporation, the Bylaws or involved a violation of Regulation 14A under the Exchange Act or other applicable law.

(e)       Stockholders of the Corporation may take action by consent in lieu of a meeting only if consents are solicited by (i) the Board of Directors or (ii) the Written Consent Requesting Stockholder or group (or the beneficial owner(s), if any, on whose behalf any such Written Consent Requesting Stockholder is acting) seeking to take action by written consent of stockholders in accordance with this Paragraph 8, Regulation 14A of the Exchange Act (without reliance upon any exemption in Regulation 14A, including the exemption contained in clause (iv) of Rule 14a-1(l)(2) or Rule 14a-2(b) thereunder) (or any subsequent provisions replacing such act or regulations) and any other applicable law, from all holders of shares of capital stock of the Corporation entitled to give consent the proposed action.

(f)       No Consent shall be effective to take the corporate action referred to therein unless such Consent is dated and delivered to the Corporation in accordance with this Paragraph 8 and applicable law and, within sixty (60) days after the first date on which a Consent is validly delivered in the manner required by paragraph (g) of this Paragraph 8 and applicable law (and in any event not later than one hundred and twenty (120) days after the Written Consent Record Date), Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation. A Consent shall not be valid if it purports to provide (or if the person signing such Consent provides, through instructions to an agent or otherwise) that it will be effective at a future time or at a time determined upon the happening of an event.

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(g)        No Consents may be delivered to the Corporation until (i) sixty (60) days after the Written Consent Request Effective Time, or (ii) such later date as may be determined in good faith by the Board of Directors, which determination shall be conclusive and binding, in the event it concludes, consistent with its fiduciary duties, that additional time is required for stockholders to make an informed decision in connection with such Consent. Consents must be delivered to the Secretary at the principal executive offices of the Corporation. In the event of the receipt by the Corporation of one or more Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by consent of stockholders in lieu of a meeting as the Secretary of the Corporation or such other officer deems necessary or appropriate to determine whether the stockholders of a number of shares of capital stock having the requisite voting power to authorize or take the action specified in Consents have given consent. The Board of Directors may appoint an independent person to serve as inspector (“Inspector”) to conduct the ministerial review referenced in the immediately preceding sentence, and such Inspector shall provide a report with respect to such review to the Corporation promptly upon the completion thereof. Subject to paragraph (h) of this Paragraph 8, if, after completion of the review required by this paragraph (g), the Secretary of the Corporation or such other officer as the Board of Directors shall have designated shall determine that the action purported to have been taken is duly authorized by the Consents, the Secretary or such other officer shall certify that fact on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. No action by consent of stockholders in lieu of a meeting shall be effective until such date as the Secretary or such other officer certifies to the Corporation that the Consents delivered to the Corporation in accordance with this paragraph (g) represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with the General Corporation Law, the Certificate of Incorporation and the Bylaws (the “Written Consent Certification Date”).

(h)       If the Board of Directors shall determine, which determination shall be conclusive and binding, that any Written Consent Request or any proposed action by consent of stockholders in lieu of a meeting was not properly made or effected in accordance with this Certificate of Incorporation, the Bylaws or applicable law, including, without limitation, due to the fact that one or more Written Consent Requests or Consents were not delivered in compliance with the provisions of this Certificate of Incorporation, the Bylaws or applicable law regulating action by consent of stockholders in lieu of a meeting, then the Board of Directors shall not be required to fix a Written Consent Record Date and any such purported action by consent of stockholders in lieu of a meeting shall be null and void to the fullest extent permitted by applicable law. Nothing contained in this Paragraph 8 shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement or prosecution of any action, suit or proceeding, or the defense of any litigation, with respect thereto, and the seeking of a declaratory judgment, injunctive relief or other remedy at law or in equity).

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(i)        Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Paragraph 8 or any related provisions of the Bylaws shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit action by consent of stockholders in lieu of a meeting in accordance with applicable law.”

3.     The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Quest Diagnostics Incorporated has caused this Certificate of Amendment to be executed by its duly authorized officer on this 19th day of May, 2022.

QUEST DIAGNOSTICS INCORPORATED

By: /s/ William J. O'Shaughnessy, Jr.

William J. O’Shaughnessy, Jr.

Corporate Secretary

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